THIRD AMENDMENT TO
                           SEAGULL ENERGY CORPORATION

                            SUPPLEMENTAL BENEFIT PLAN

         WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted the SEAGULL ENERGY CORPORATION SUPPLEMENTAL BENEFIT PLAN (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of August 24, 1998:

         1. The  following new Section 3.3A shall be added to Article III of the
Plan:

                  "3.3A Amount of Additional Benefits. As of any day during a Plan Year, a Participant's Accounts shall be credited with such additional amounts as may be determined by the Committee in its sole discretion or as shall be otherwise contemplated by the terms of any written agreement between a Participant and the Company that is approved by the Committee or the Directors."

         2. Article V of the Plan shall be deleted and the following shall be substituted therefor:

                                   "ARTICLE V

                           FORM AND TIMING OF BENEFITS

                  Upon the termination of a Participant's employment or, if later, the termination of a Participant's consulting relationship with the Company, his benefit under this Plan shall be paid to him (or his beneficiary) in a lump sum in cash as soon as practicable following such termination. Notwithstanding the preceding sentence, in the event of a change of control that is not approved, recommended and supported by at least two-thirds of the Directors that were also Directors prior to the occurrence of any such change of control in actions taken prior to, and with respect to, such change of control, each Participant's benefit under this Plan shall be paid to him (or his beneficiary) in a lump sum in cash as soon as practicable, but no later than thirty days following the date on which such change of control occurs. If a Participant has elected to have his Accounts credited with Phantom Stock pursuant to Section 3.4(c), the Participant shall be paid an amount equal to the value of his Accounts as of the last day of the calendar month preceding his termination or the change of control as described in the preceding sentence, based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date. If

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         a  Participant's  termination  occurs by reason of death,  his  benefit under this Plan shall be paid to the same recipient or recipients as are paid his benefits under the Thrift Plan."

         3. Section 6.4 of the Plan shall be deleted.

         4. As amended hereby, the Plan is specifically ratified and reaffirmed.

         EXECUTED effective as of August 24, 1998.

                                            SEAGULL ENERGY CORPORATION

                                            By:    /s/ William L. Transier
                                            Name:  William L. Transier
                                            Title: Executive Vice President and
                                                   Chief Financial Officer
VEHOU02:123720.1

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